Filed Pursuant to Rule 424(b)(3)
Registration No. 333-131045
PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus dated April 19, 2007)
HEALTH FITNESS CORPORATION
6,681,000 Shares of Common Stock
     This Prospectus Supplement No. 2 should be read in conjunction with the Prospectus dated April 19, 2007 (as previously supplemented by the prospectus supplement dated May 15, 2007, collectively, the “Prospectus”) relating to the offer and sale from time to time by the selling shareholders identified in the Prospectus of up to 6,681,000 shares of the common stock of Health Fitness Corporation. We will not receive any of the proceeds from the sale of the common stock covered by the Prospectus.
     This Prospectus Supplement No. 2 includes the Current Report on Form 8-K of Health Fitness Corporation as filed with the Securities and Exchange Commission on May 21, 2007.
     The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus. This Prospectus Supplement No. 2 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 2 supersedes the information contained in the Prospectus.
     Investing in our common stock is speculative and involves risk. You should read the section entitled “Risk Factors” beginning on page 10 of our annual report on Form 10-K for the fiscal year ended December 31, 2006, which is incorporated by reference in the Prospectus, for a discussion of certain risk factors you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement No. 2. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 2 is May 21, 2007.

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 21, 2007
Health Fitness Corporation
(Exact name of Registrant as Specified in its Charter)
Minnesota
(State or Other Jurisdiction of Incorporation)

0-25064 (Commission File Number)	41-1580506 (IRS Employer Identification No.)
3600 American Boulevard W., Suite 560
Minneapolis, Minnesota 55431
(Address of Principal Executive Offices and Zip Code)
(952) 831-6830
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 REGULATION FD DISCLOSURE.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
EXHIBIT INDEX

ITEM 7.01 REGULATION FD DISCLOSURE.
     Health Fitness Corporation (the “Company”) conducted its annual shareholder meeting on May 21, 2007. During the course of the meeting, executives of the Company presented certain forward-looking statements and other information regarding management’s 2007 financial goals and business priorities, including, without limitation, statements relating to the Company’s growth strategies, investment spending, financial results, marketing and sales efforts, acquisition plans and cash requirements. The presentation is set forth in Exhibit 99.1 attached hereto and is incorporated in this Report as if fully set forth herein.
     The information in this Current Report, including the Exhibit 99.1 attached hereto and incorporated herein, shall be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section, and shall be incorporated by reference into any registration statement pursuant to the Securities Act of 1933, as amended.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial Statements: None.

(b)	Pro Forma Financial Information: None.

(c)	Shell Company Transactions: None.

(d)	Exhibits:

Exhibit 99.1 Annual Shareholders’ Meeting Presentation dated May 21, 2007

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: May 21, 2007

HEALTH FITNESS CORPORATION
By:	/s/ Wesley W. Winnekins
Wesley W. Winnekins
Chief Financial Officer

EXHIBIT INDEX
Health Fitness Corporation
Form 8-K Current Report

Exhibit Number	Description

99.1	Press release dated May 7, 2007

Shareholder Meeting May 21, 2007

Safe Harbor Statement The information in this presentation contains various "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are based on current expectations or beliefs concerning future events. Any statements that are not based upon historical facts, including the outcome of events that have not yet occurred and our expectations for future performance, are forward-looking. All information or any statements that use terminology such as "anticipate," "believe," "estimate," "expect," "intend," "may," "could," "possible," "plan," "project," "target," "will," "forecast" and similar words or expressions is forward looking. The Company's forward-looking statements generally relate to its growth strategies, investment spending, financial results, marketing and sales efforts, acquisition plans and cash requirements. Although it is not possible to foresee all of the factors that may cause actual results to differ from the Company's forward-looking statements, such factors include, among others, the risk factors identified by the Company from time to time in the periodic reports it files with the Securities and Exchange Commission. You should take such factors into account when making investment decisions and are cautioned not to place undue reliance on these forward- looking statements, which speak only as of the date on which they are made. You should not consider such risks to be the only ones we may face from time to time. We undertake no obligation to update any forward-looking statements.

Health Fitness Corporation Ticker HFIT Listing OTC-BB Price (May 18, 2007) $ 2.80 52-Week High | Low $ 3.00 | $ 1.42 Weighted Average Shares - 3/31/07 Basic 19.3 million Diluted 20.3 million Market Capitalization $ 56.8 million Net Debt $ (.1) million Enterprise Value / TTM Sales 0.89x

Executive Management Team

NAME	POSITION	PRIOR EXPERIENCE
Gregg Lehman	President, CEO	INSPIRIS / Gordian Health Solutions / National Business Coalition on Health
Wes Winnekins	CFO	University.com / Reality Interactive
Jeanne Crawford	VP, Human Resources	Rehab Clinics Greater Atlantic Health Service
John Ellis	Chief Technology Officer	HealthCalc.Net
Brian Gagne	National VP, Health Management	Johnson & Johnson
Dave Hurt	National VP, Fitness Management	Valley Wellness Center
Mike Seethaler	National VP, Business Development	Rockwell Automation

3

Who We Are "The Health Improvement Company" HFC is a leading provider of employee health improvement services to corporations, hospitals and communities. We are dedicated to partnering with our employer clients to effectively manage their healthcare costs through improving the health and well-being of their employees.

Our Business Fitness Management Services Largest U.S. provider of on-site, corporate fitness center management services We currently manage 250 sites for 125 customers Customer list is predominantly Fortune 1000 Represents approximately 64% of total revenue Highly predictable revenue and cash flows Funds the bulk of our operational and growth initiatives

Our Business Health Management Services One of the fastest growing providers of onsite and remote corporate health improvement services Major services include health assessments, biometric screenings and health coaching We currently manage 158 sites for 168 customers Represents approximately 36% of total revenue, currently growing at a double-digit rate Higher gross margins than our fitness management business

Three Companies Together...One Vision HFC: The leading provider of onsite fitness management services for employers since 1974 Johnson & Johnson Health & Wellness Services (acquired December 2003): The leading provider of onsite health management / health promotion services to employers since 1979 HealthCalc.Net (acquired December 2005): A leader in providing technology services for employer health management and fitness programs

HFC Health Improvement Programs

Population Health Management



▪ HealthCalc LFL-e
Health Care Web Portal
Disease Management
Health & Wellness
Health Coaching (Onsite & Remote)
▪ HRA
▪ Screenings
▪ Health Advising
Screening & Appraisal
Consumer-Directed Health Care Influencing
Behavioral Health/Work Life Balance
POPULATION HEALTH MANAGEMENT
Pharma-cotherapy
On-Site Delivery
▪ Fitness
▪ Health
Data Analytics Engine
▪ HealthCalc
Seamless Data Collection
Absence Management
▪ Occupational Health Services
Robust Technology Platform

Source: TripleTree, LLC

9

Satisfaction Client Survey Member Survey Participant Survey Financial Participation Utilization Penetration Membership Enrollment Awareness Health fairs e-Health Events Engagement Incentives Health Improvement Programs Health education Coaching Health Assessments Health Improvement Programs For Clients: Reduced health care costs For Individuals: Improved personal health FITNESS SERVICES HEALTH MANAGEMENT SERVICES FITNESS AND HEALTH MANAGEMENT SERVICES The Value Proposition

Marquis Clients Recurring revenues and cash flow from our fitness management business Faster growth opportunities for our health management business

Competition Fitness Management Health Management Medifit Staywell Health Management Plus One Gordian Health Solutions Club One Summex/WebMD L&T Fitness Mayo Online Harris Healthways/Harris/Axia ProFitness Matria/WinningHabits/Miavita Nationwide/WellCorp HFC COMPETES IN BOTH ARENAS

Capital & Operational Investments Enhance our eHealth platform functionality and appearance Hire new associates to strengthen our ability to scale, implement new business and drive increasing results Continue to make prudent, strategic investments to strengthen our health management business. These investments may result in short-term operating margins falling below current levels, and may not be timed in a manner that follows the growth of our revenue due to implementation lead times.

Growth Strategies Pursue aggressive organic growth in our Health Management business area Continue to grow our core Fitness Management business area to expand market share Maximize opportunities to transition Fitness Management clients into our integrated Health Management model Pursue acquisition opportunities that provide strategic, financial and operational value

Financial Review

Q1 2007 Operating Highlights Total revenue increased 13.9%. Health management revenue grew 37.2%, and fitness management revenue grew 4.1% 12 new health management and 3 new fitness management contracts. $4.3M of combined potential annualized revenue. Total gross margin increased 430 basis points to 29.0%. Health management increased 920 basis points to 39.6%, and fitness management increased 70 basis points to 23.1%. Operating margin increased to 5.3% of revenue, from 2.6% for Q1 2006.

Q1 2007 Balance Sheet Highlights $0.1M in cash $7.2 million in working capital, up $1.4M from 2006 No long-term debt Stockholders' Equity of $25.3 million Strength of cash flows from operations, and existing credit facility, will enable us to finance our expected 2007 capital and operational investments

Total Revenue 2002 2003 2004 2005 2006 Q1 06 Q1 07 Revenue 27.9 31.5 52.5 54.9 63.6 14.6 16.6 ($ in millions)

Revenue By Business Segment 2002 2003 2004 2005 2006 Q1 06 Q1 07 Health Management 0 2.281 12.09 14.323 21.4 4.3 5.9 Fitness Management 27.864 29.197 40.364 40.618 42.2 10.3 10.7 ($ in millions)

Total Gross Margin 2002 2003 2004 2005 2006 Q106 Q1 07 Health Mngt 0.214 0.208 0.257 0.251 0.277 0.247 0.29

Gross Margin By Business Segment 2002 2003 2004 2005 2006 Q1 06 Q1 07 Health Management 0.3049 0.2956 0.358 0.304 0.396 Fitness Management 0.21269 0.2076 0.241738 0.2359 0.2365 0.224 0.231

Operating Margin 2002 2003 2004 2005 2006 Q1 06 Q1 07 Oper Margin 0.0469 0.043 0.067 0.064 0.058 0.026 0.053

Selected Balance Sheet Data Q1 07 2006 2005 2004 2003 Cash $54 $987 $ 1,472 $ 241 $ 281 Current Assets 13,442 14,312 11,158 10,263 6,537 Current Liabilities 6,250 8,521 6,263 6,307 4,282 Working Capital 7.191 5,791 4,895 3,956 2,255 Deferred Tax Assets 654 654 712 1,881 2,537 Long-term Obligations -- -- -- 1,613 4,350 Stockholders' Equity 25,308 23,798 10,488 11,484 9,732

Q & A